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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 1-11849
                                                -------

                      American Residential Services, Inc.
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             (Exact name of registrant as specified in its charter)


  Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056
                                 (713) 599-0100
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.001 per share,
 and Associated Rights to Purchase Series A Junior Participating Preferred Stock
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            (Title of each class of securities covered by this Form)

                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate to suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(ii)     [ ]

            Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(2)(i)      [ ]

            Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(ii)     [ ]

            Rule 12g-4(a)(2)(ii)      [ ]          Rule 15d-6               [ ]

            Rule 12h-3(b)(1)(i)       [ ]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Residential Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: April 29, 1999                    BY:   /s/ John D. Held
      ---------------------                ------------------------------------
                                        Name: John D. Held
                                        Title: Senior Vice President